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                                                                    Exhibit 23.1






                          Independent Auditors' Consent



The Administrative Committee of SUPERVALU INC., and SUPERVALU INC.:


We consent to incorporation by reference in the Registration Statement (No. 333-10151) on Form S-8 of SUPERVALU INC., of our report dated September 3, 1999, relating to the statements of net assets available for plan benefits of the SUPERVALU Pre-tax Savings and Profit Sharing Plan as of February 27, 1999 and February 28, 1998, and the related statements of changes in net assets available for plan benefits with fund information for the fiscal years ended February 27, 1999 and February 28, 1998, which report appears in the annual report on Form 11-K of the SUPERVALU Pre-tax Savings and Profit Sharing Plan for the fiscal year ended February 27, 1999.

KPMG Peat Marwick LLP

/s/ KPMG Peat Marwick LLP

Minneapolis, Minnesota
September 10, 1999